PHARMHOUSE CORP.
                   1995 STOCK OPTION PLAN

                          ARTICLE I

                        ESTABLISHMENT


1.1  Establishment

     Pharmhouse Corp., a New York corporation, hereby establishes the Pharmhouse Corp. 1995 Stock Option Plan (the "Plan").

1.2  Purpose

     The purpose of the Plan is to promote the interests of the Company and its shareholders. The Plan permits the grant of stock options and stock appreciation rights to the officers, directors, and employees of the Company and its Affiliates in order to allow them to participate in the Company's future long-term growth and financial success and to enable the Company or an Affiliate to attract and retain such persons by offering them proprietary interests in the Company. The Plan is adopted effective as of the later of (i) the Effective Date and (ii) the date on which the Plan has been approved by the shareholders of the Company.

1.3  Effective Date

     The Plan was adopted by the Company's Board of Directors on and as of July 14, 1995 and will become effective as of such date if approved by the Company's shareholders in accordance with Rule 16b-3(b) promulgated under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"). If the Company's shareholders do not approve the Plan on or prior to July 13, 1996, the Plan shall automatically terminate as of the close of business on such date and any Options granted hereunder shall thereupon terminate.


                          ARTICLE II

                          DEFINITIONS

     For purposes of the Plan, the following terms are defined as set forth below:

2.1 "Affiliate" means any corporation, partnership, association, joint-stock company, trust, unincorporated association, subsidiary or other entity (other than the Company) that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Company including, without limitation, any member of an affiliated group of which the Company is a common parent corporation as provided in Section 1504 of the Code.

2.2 "Agreement" or "Award Agreement" means, individually or collectively, any agreement entered into pursuant to the Plan pursuant to which an Award is granted to a Participant.

2.3  "Award" means a Stock Option or Stock Appreciation Right.

2.4 "Board of Directors" or "Board" means the Board of Directors of the Company.

2.5 "Cause" shall mean, for purposes of whether and when a Participant has incurred a Termination of Employment for Cause, any act or omission which permits the Company to terminate the written agreement or arrangement between the Participant and the Company or an Affiliate for "cause" as defined in such agreement or arrangement, or in the event there is no such agreement or arrangement or the agreement or arrangement does not define the term "cause," then Cause shall mean (a) the conviction of the Participant for committing a felony under Federal law or the law of the state in which such action occurred or (b) the willful and deliberate failure on the part of the Participant to perform the Participant's duties to the Company or an Affiliate in any material respect.

2.6 "Change in Control" and "Change in Control Price" have the meanings set forth in Section 8.2 and 8.3, respectively.

2.7  "Code" or "Internal Revenue Code" means the Internal Revenue
Code of 1986, as amended, and any subsequent Internal Revenue
Code.

2.8  "Commission" means the United States Securities and Exchange
Commission or any successor agency.

2.9 "Committee" means the person or persons appointed by the Board of Directors to administer the Plan, as further described in the Plan.

2.10 "Common Shares" or "Shares" means the regular voting Common Shares, $.01 par value per share, of the Company whether presently or hereafter issued, and any other stock or security resulting from adjustment thereof as described hereinafter or the common shares of any successor to the Company which is designated for the purpose of the Plan.

2.11 "Company" means Pharmhouse Corp., a New York corporation, and includes any successor or assignee corporation or corporations into which the Company may be merged, changed or consolidated; any corporation for whose securities the securities of the Company shall be exchanged; and any assignee of or successor to substantially all of the assets of the Company.

2.12 "Disability" means a mental or physical illness that entitles the Participant to receive benefits under the long term disability plan of the Company or an Affiliate, if any such plan exists, or if the Participant is not covered by such a plan or the Participant is not an employee of the Company or an Affiliate, a mental or physical illness that renders a Participant totally and permanently incapable of performing the Participant's duties for the Company or an Affiliate. Notwithstanding the foregoing, a Disability shall not qualify under the Plan if it is the result of (i) a willfully self inflicted injury or willfully self-induced sickness; or (ii) an injury or disease contracted, suffered, or incurred while participating in a criminal offense. The determination of Disability shall be made by the Committee. The determination of Disability for purposes of the Plan shall not be construed to be an admission of disability for any other purpose.

2.13 "Disinterested Person" shall mean a person who is deemed a disinterested person within the meaning set forth in Rule 16b-
3(d)(3), or any successor definition adopted by the Commission.

2.14 "Effective Date" means the date the Plan was adopted by the Board of Directors.

2.15  "Exchange Act" has the meaning specified in Section 1.3.

2.16 "Fair Market Value" means the value determined on the basis of the good faith determination of the Committee, without regard to whether the Common Shares are restricted or represent a minority interest, pursuant to the applicable method described below:

     (a) if the Common Shares are listed on a national securities exchange or quoted on the NASDAQ National Market System ("NASDAQ/NMS"), the closing price of the Common Shares on the relevant date (or the average of the closing bid and asked prices on such date if no trades of Common Shares were made on such date), as reported by the principal national exchange on which such shares are traded (in the case of an exchange) or by the NASDAQ/NMS, as the case may be;

    (b) if the Common Shares are not listed on a national securities exchange or quoted on the NASDAQ/NMS, but are actively traded in the over-the-counter market, the average of the closing bid and asked prices for the Common Shares on the relevant date, or the most recent preceding date for which such quotations are reported; and

     (c) if, on the relevant date, the Common Shares are not publicly traded or reported as described in (i) or (ii), the value determined in good faith by the Committee.

2.17 "Grant Date" means the date that as of which an Award is granted pursuant to the Plan.

2.18 "Incentive Stock Option" means any Stock Option intended to be and designated as an "incentive stock option" within the meaning of Section 422 of the Code.

2.19  "Nonqualified Stock Option" means an Option to purchase
Common Shares granted under the Plan other than an Incentive Stock Option within the meaning of Section 422 of the Code.

2.20 "Option Period" means the period during which the Option shall be exercisable in accordance with the Agreement and Article
VI.

2.21 "Option Price" means the price at which the Common Shares may be purchased under an Option as provided in Section 6.3.

2.22 "Participant" means a person who satisfies the eligibility conditions of Article V and to whom an Award has been granted by the Committee under the Plan, and, in the event a Representative is appointed for a Participant in accordance with the Plan, then the term "Participant" shall mean such appointed Representative, or successor Representative appointed, as the case may be. The term shall also include a trust for the benefit of the Participant, the Participant's parents, spouse or descendants, or a custodian under a uniform gifts to minors act or similar statute for the benefit of the Participant's descendants, to the extent permitted by the Committee and not inconsistent with Rule 16b-3. Notwithstanding the foregoing, the term "Termination of Employment" shall mean the Termination of Employment of the Participant.

2.23 "Plan" means this Pharmhouse Corp. 1995 Stock Option Plan, as the same may be amended hereafter from time to time.

2.24 "Representative" means (a) the person or entity acting as the executor or administrator of a Participant's estate pursuant to the last will and testament of a Participant or pursuant to the laws of the jurisdiction in which the Participant had the Participant's primary residence at the date of the Participant's death; (b) the person or entity acting as the guardian or temporary guardian of a Participant; or (c) the person or entity which is the beneficiary of the Participant upon or following the Participant's death; provided that only one of the foregoing shall be the Representative at any point in time as determined under applicable law and recognized by the Committee.

2.25  "Retirement" means the Participant's Termination of
Employment from active employment with the Company or an Affiliate pursuant to the early retirement provisions of the applicable pension plan of the Company or an Affiliate, if any, or on or after attaining age 70.

2.26 "Rule 16b-3" means Rule 16b-3 promulgated by the Commission under the Exchange Act, as amended from time to time, or any successor regulation thereto.

2.27 "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

2.28  "Stock Appreciation Right" means a right granted under
Article VII.

2.29  "Stock Option" or "Option" means an option granted under
Article VI.

2.30 "Termination of Employment" means the occurrence of any act or event, whether pursuant to an employment agreement or otherwise, that actually or effectively causes or results in the person's ceasing, for whatever reason, to be an officer, director or employee of the Company or of any Affiliate, including, without limitation, death, Disability, dismissal, severance at the election of the Participant, Retirement, or severance as a result of the discontinuance, liquidation, sale or transfer by the Company or its Affiliates of all businesses owned or operated by the Company or its Affiliates. A Termination of Employment shall occur to an employee who is employed by an Affiliate if the Affiliate shall cease to be an Affiliate and the Participant shall not immediately thereafter become an employee of the Company or another Affiliate.

     In addition, certain other terms used herein have definitions given to them in the first place at which they are used.


                          ARTICLE III

                         ADMINISTRATION

3.1 Committee Structure and Authority. The Plan shall be administered and interpreted by the Committee which, except as provided herein, may be comprised of one or more persons. The
Committee shall be the Compensation Committee of the Board of Directors, unless such committee does not exist or the Board establishes a committee whose sole purpose is the administration of the Plan. A majority of the Committee shall constitute a quorum at any meeting thereof (including any meeting held by telephone conference) and the acts of a majority of the members present, or acts approved in writing by a majority of the entire Committee without a meeting, shall be the acts of the Committee for purposes of the Plan, except that the Committee may authorize any one or more of its members or an officer of the Company to execute and deliver documents on behalf of the Committee. On and after the Effective Date, the Committee shall be comprised of two (2) or more Disinterested Persons. A member of the Committee shall not exercise any discretion respecting himself or herself under the Plan. The Board shall have the authority to remove, replace or fill any vacancy of any member of the Committee upon notice to the Committee and the affected member. Any member of the Committee may resign upon notice to the Board. The Committee may allocate among one or more of its members, or may delegate to one or more of its agents, such duties and responsibilities as it determines. In the event no Committee has been appointed, the Plan shall be administered by the Board, which shall have all of the powers of the Committee hereunder.

     Among other powers and authority, the Committee shall have the authority, subject to the terms of the Plan, to:

     (a)select those persons to whom Awards may be granted from time to time;

     (b) determine whether and to what extent Incentive Stock
Options and Nonqualified Stock Options or any combination thereof are to be granted hereunder;

     (c) determine the number of Common Shares to be covered by each Award granted hereunder;

     (d) determine the terms and conditions of any Award granted hereunder (including, but not limited to, the Option Price, the Option Period, any exercise restriction or limitation and any exercise acceleration or forfeiture waiver regarding any Award and the Common Shares relating thereto);

     (e) adjust the terms and conditions, at any time or from time to time, of any Award, subject to the limitations of Section 9.1;

     (f) determine to what extent and under what circumstances
Common Shares and other amounts payable with respect to an Award shall be deferred;

     (g) determine under what circumstances an Award may be paid for in cash or Common Shares;

     (h) provide for the forms of Agreement to be utilized in connection with the Plan;

     (i) determine whether a Participant has a Disability;

     (j) determine what securities law requirements are applicable to the Plan, Awards, and the issuance of Common Shares and to require of a Participant that appropriate action be taken to comply with such requirements;

     (k) cancel, with the consent of the Participant or as otherwise provided in the Plan or an Agreement, outstanding
Awards;

     (l) require, as a condition of the exercise of an Award or the issuance or transfer of a certificate of Common Shares, the withholding from a Participant of the amount of any federal, state or local taxes as may be necessary to order for the Company or any other employer to obtain a deduction or as may be otherwise required by law;

     (m) determine whether and with what effect an individual has incurred a Termination of Employment;

     (n) determine whether the Company or any other person has a right or obligation to purchase Common Shares from a Participant and, if so, the terms and conditions on which such Common Shares are to be purchased;

     (o) determine the restrictions or limitations on the transfer of Common Shares;

     (p) determine whether an Award is to be adjusted, modified or purchased, or is to become fully exercisable, under the Plan or the terms of an Agreement;

     (q) adopt, amend and rescind such rules and regulations as, in its opinion, may be advisable in the administration of the Plan; and

    (r) appoint and compensate agents, counsel, auditors or other specialists to aid it in the discharge of its duties.

     The Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable, to interpret the terms and provisions of the Plan and any Award issued under the Plan (and any Agreement) and to otherwise supervise the administration of the Plan.

     Any determination made by the Committee pursuant to the provisions of the Plan shall be made in its sole discretion, and in the case of any determination relating to an Award, may be made at the time of the grant of the Award or, unless in contravention of any express term of the Plan or an Agreement, at any time thereafter. All decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and the Participants.


                         ARTICLE IV

                    STOCK SUBJECT TO PLAN

4.1 Number of Shares. Subject to the adjustment under Section 4.6, the total number of Common Shares reserved and available for distribution pursuant to Awards under the Plan shall be five hundred thousand (500,000) Common Shares authorized for issuance on the Effective Date. Such shares may consist, in whole or in part, of authorized and unissued shares or treasury shares.

4.2  Release of Shares.  Subject to Section 7.3(f), if any Common
Shares that have been optioned cease to be subject to an Award, if any Common Shares that are subject to any Award are forfeited or if any Award otherwise terminates without the issuance to the Participant of Common Shares hereunder, such Shares, in the discretion of the Committee, may again be available for distribution in connection with Awards under the Plan.

4.3 Restrictions on Shares. Common Shares issued upon exercise of an Award shall be subject to the terms and conditions specified herein and to such other terms, conditions and restrictions as the Committee, in its sole discretion, may determine or provide in the Award Agreement. The Company shall not be required to issue or deliver any certificates for Common Shares, cash or other property prior to (i) the listing of such shares on any stock exchange (or other inter-dealer quotation systems or public market) on which the Common Shares may then be listed (or regularly traded), (ii) the completion of any registration or qualification of such shares under federal or state law, or any ruling or regulation of any government body which the Committee determines to be necessary or advisable, and (iii) the satisfaction of any applicable withholding obligation in order for the Company or an Affiliate to obtain a deduction with respect to the exercise of an Award or as may otherwise be required by law. The Company may cause any certificate for any Common Shares to be delivered to be properly marked with a legend or other notation reflecting the limitations on transfer of such Common Shares as provided in the Plan or as the Committee may otherwise require. The Committee may require any person exercising an Award to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of the Common Shares in compliance with applicable law or otherwise. Fractional shares shall not be delivered, but shall be rounded to the next lower whole number of shares.

4.4 Shareholder Rights. No person shall have any rights of a shareholder as to Common Shares subject to an Award until, after proper exercise of the Award or other action required, such Shares shall have been recorded on the Company's official shareholder records as having been issued or transferred. No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date such shares are recorded as issued or transferred in the Company's official shareholder records, except as provided herein or in an Agreement.

4.5 Anti-Dilution. In the event of any Company stock dividend, stock split combination or exchange of shares, recapitalization or other change in the capital structure of the Company, corporate separation or division of the Company (including, but not limited to, a split-up, spin-off, split-off or distribution to Company shareholders other than a normal cash dividend), sale by the Company of all or a substantial portion of its assets (measured on either a stand-alone or consolidated basis), reorganization, rights offering, a partial or complete liquidation, or any other corporate transaction or event involving the Company and having an effect similar to any of the foregoing, then the Committee shall adjust or substitute, as the case may be, the number of Common Shares available for Awards under the Plan, the number of Common Shares covered by outstanding Awards, the exercise price per share of outstanding Awards, or new or amended securities, and any other characteristics or terms of the Awards as the Committee shall deem necessary or appropriate to reflect equitably the effects of such changes to the Participants; provided, however, that any fractional shares resulting from any such adjustment shall be eliminated by rounding to the next lower whole number of shares with appropriate payment for such fractional share as shall reasonably be determined by the Committee.


                              ARTICLE V

                             ELIGIBILITY

5.1 Eligibility. Except as herein provided, the persons who shall be eligible to participate in the Plan and be granted Awards shall be those persons who are officers, directors or employees of the Company or any Affiliate who shall be in a position, in the opinion of the Committee, to make contributions to the growth, management, protection and success of the Company and its Affiliates. Of those persons described in the preceding sentence, the Committee may, from time to time, select persons to be granted Awards and shall determine the terms and conditions with respect thereto. In making any such selection and in determining the form of the Award, the Committee may give consideration to the functions and responsibilities of the person's contributions to the Company and its Affiliates, the value of the individual's service to the Company and its Affiliates and such other factors deemed relevant by the Committee. The Committee may designate in writing that a person who would otherwise be eligible to participate in the Plan will not be eligible to participate in the Plan.


                             ARTICLE VI

                            STOCK OPTIONS

6.1 General. The Committee shall have authority to grant Stock Options under the Plan at any time or from time to time. Stock Options may be either Incentive Stock Options or Nonqualified Stock Options. A Stock Option shall entitle the Participant to receive Common Shares upon exercise of such Stock Option, subject to the Participant's satisfaction in full of any conditions, restrictions or limitations imposed by the Company in accordance with the Plan or an Agreement (the terms and provisions of which may differ from other Agreements) including without limitation, payment of the Option Price.

6.2 Grant and Exercise. The grant of a Stock Option shall occur as of the date the Committee determines. Each Stock Option granted under the Plan shall be evidenced by an Agreement, in a form approved by the Committee, which shall embody the terms and conditions of such Option and which shall be subject to the express terms and conditions set forth in the Plan. Such Agreement shall become effective upon execution by the Participant. Only a person who is a common-law employee of the Company, (including, without limitation, an employee within the meaning of Treasury Regulation
S 31.3401(c)-1), any parent corporation of the Company or a subsidiary (as such terms are defined in Section 424 of the Code) on the date of grant shall be eligible to be granted an Option which is intended to be and is an Incentive Stock Option. To the extent that any Stock Option is not (a) designated as an Incentive Stock Option or (b) even if so designated, does not qualify as an Incentive Stock Option, it shall constitute a Nonqualified Stock Option. Anything in the Plan to the contrary notwithstanding, no term of the Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be exercised, so as to disqualify the Plan under Section 422 of the Code or, without the consent of the Participant affected, to disqualify any Incentive Stock Option under such Section 422. The aggregate Fair Market Value (determined at the time an Incentive Stock Option is granted) of the Common Shares with respect to which Incentive Stock Options are first exercisable by a Participant during any calendar year (under the Plan and any other plans of the Company) may not exceed $100,000.

6.3 Terms and Conditions. Stock Options shall be subject to such terms and conditions as shall be determined by the Committee, including the following:

     (a) Option Period. The Option Period of each Stock Option shall be fixed by the Committee; provided that no Nonqualified Stock Option shall be exercisable more than ten (10) years after the date the Stock Option is granted. In the case of an Incentive Stock Option, the Option Period shall not exceed ten (10) years from the date of grant or five (5) years in the case of an individual who owns more than ten percent (10%) of the combined voting power of all classes of stock of the Company, a corporation which is a parent corporation of the Company or any subsidiary of the Company (each as defined in Section 424 of the Code). No Option shall be granted more than ten (10) years from the date the Plan is adopted by the Company.

     (b) Option Price. The Option Price per Common Share purchasable under an Option shall be determined by the Committee.

If such Option is intended to qualify as an Incentive Stock Option, the Option Price per share shall be not less than the Fair Market Value per share on the date the Option is granted, or where granted to an individual who owns or who is deemed to own stock possessing more than ten percent (10%) of the combined voting power of all classes of stock of the Company, a corporation which is a parent corporation of the Company or any subsidiary of the Company (each as defined in Section 424 of the Code), not less than one hundred ten percent (110%) of such Fair Market Value per share. The Option Price per share of any Nonqualified Stock Options shall be determined by the Committee but shall not be less than 25% of the Fair Market Value per share on the date such Stock Option is granted.

     (c) Exercisability. Subject to Section 8.1, Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee; provided, however, that in no event shall an Option granted to an officer of the Company (as determined in accordance with Rule 16b-
3) be exercisable prior to (i) six months after the date of grant or (ii) six months after the Plan is approved by the Company's shareholders. No Option shall be exercisable prior to the date upon which the Plan is approved by the Company's shareholders. If the Committee provides that any Stock Option is exercisable only in installments, the Committee may at any time waive such installment exercise provisions, in whole or in part. In addition, the Committee may at any time accelerate the exercisability of any Stock Option.

     (d)  Method of Exercise.  Subject to the provisions of this
Article VI, a Participant may exercise a Stock Option, in whole or in part, at any time during the Option Period by the Participant's giving written notice of exercise on a form provided by the Committee (if available) to the Company specifying the number of Common Shares subject to the Stock Option to be purchased. Such notice shall be accompanied by payment in full of the purchase price by cash or check or such other form of payment as the Company may accept. If approved by the Committee, payment in full or in part may also be made (i) by delivering Common Shares already owned by the Participant having a total Fair Market Value on the date of such delivery equal to the Option Price; (ii) by the execution and delivery of a note or other evidence of indebtedness (and any security agreement thereunder satisfactory to the Committee and permitted in accordance with Section 6.3(e)); (iii) by authorizing the Company to retain Common Shares which would otherwise be issuable upon exercise of the Option having a total Fair Market Value on the date of delivery equal to the Option Price; (iv) by the delivery of cash by a broker-dealer to whom the Participant has submitted an irrevocable notice of exercise; or (v) by any combination of the foregoing approved by the Committee. In the case of an Incentive Stock Option, the right of a Participant to make a payment in the form of previously owned Common Shares of the same class as the Common Shares subject to the Stock Option may be authorized only at the time the Stock Option is granted. No Common Shares shall be issued until full payment therefor has been made.

A Participant shall have all of the rights of a shareholder of the Company only upon issuance of the Common Shares by the Company pursuant to the provisions of Section 4.4.

     (e) Company Loan or Guarantee. Upon the exercise of any Option and subject to the pertinent Agreement and the sole discretion of the Committee, the Company may at the request of the
Participant:

          (i) lend to the Participant, with recourse, an amount equal to such portion of the Option Price as the Committee may determine; or

          (ii) guarantee a loan obtained by the Participant from a third-party for the purpose of tendering the Option Price.

     The terms and conditions of any loan or guarantee, including the term, interest rate, and any security interest thereunder, shall be determined by the Committee, except that no extension of credit or guarantee shall obligate the Company for an amount to exceed the lesser of the aggregate Fair Market Value of the Common Shares on the date of exercise, less the par value of the Common Shares to be purchased upon the exercise of the Award, or the amount permitted under applicable laws or the regulations and rules of the Federal Reserve Board and any other governmental agency having jurisdiction.

     (f) Non-transferability of Options. Except as provided herein, no Stock Option shall be transferable by the Participant other than by will or by the laws of descent and distribution, and all Stock Options shall be exercisable during the Participant's lifetime only by the Participant. The Committee may permit a Stock Option to be transferred pursuant to a domestic relations order which would be a "qualified domestic relations order" as defined in
Section 414 of the Code if such section applied to the Stock Option, but only to the extent consistent with a Stock Option's intended status as an Incentive Stock Option.

6.4 Termination by Reason of Death. If a Participant incurs a Termination of Employment due to death, any unexpired and unexercised Stock Option held by such Participant shall thereafter be fully exercisable for a period of one (1) year (or such longer period as the Committee may specify) immediately following the date of such death or until the expiration of the Option Period, whichever period is the shorter.

6.5 Termination by Reason of Disability. If a Participant incurs a Termination of Employment due to a Disability, any unexpired and unexercised Stock Option held by such Participant shall thereafter be fully exercisable by the Participant for the period of one (1) year (or such other period as the Committee may specify) immediately following the date of such Termination of Employment or until the expiration of the Option Period, whichever period is shorter, and the Participant's death at any time following such Termination of Employment due to Disability shall not affect the foregoing. In the event of Termination of Employment by reason of Disability, if an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of
Section 422 of the Code, such Stock Option will thereafter be treated as a Nonqualified Stock Option.

6.6 Other Termination. Unless otherwise provided in an Agreement or determined by the Committee, if a Participant incurs a Termination of Employment due to Retirement, voluntary termination by the Participant without the approval of the Board, or the Termination of Employment is involuntary on the part of the Participant (but is not due to death, Disability or with Cause), any Stock Option held by such Participant shall thereupon terminate, except that such Stock Option, to the extent then exercisable, may be exercised for the lesser of the ninety day period commencing with the date of such Termination of Employment or until the expiration of the Option Period. If a Participant incurs a Termination of Employment which is either (a) voluntary on the part of the Participant (and is not due to Retirement) or (b) with Cause, any Stock Option held by such Participant shall terminate immediately. The death or Disability of a Participant after a Termination of Employment otherwise provided herein shall not extend the exercisability of the time permitted to exercise an Option.


                        ARTICLE VII

                  STOCK APPRECIATION RIGHTS

7.1 General. The Committee shall have authority to grant Stock Appreciation Rights under the Plan at any time or from time to time. Subject to the Participant's satisfaction in full of any conditions, restrictions or limitations imposed in accordance with the Plan or an Agreement, a Stock Appreciation Right shall entitle the Participant to surrender to the Company the Stock Appreciation Right and to be paid in consideration therefor, in Common Shares, cash or a combination thereof as herein provided, the amount described in Section 7.3(b).

7.2 Grant. Stock Appreciation Rights may be granted in conjunction with all or part of any Stock Option granted under the Plan, in which case the exercise of the Stock Appreciation Right shall require the cancellation of a corresponding portion of the Stock Option. In the case of a Nonqualified Stock Option, such rights may be granted either at or after the time of grant of such Stock Option. In the case of an Incentive Stock Option, such rights may be granted only at the time of grant of such Stock Option. A Stock Appreciation Right may also be granted on a stand alone basis. The grant of a Stock Appreciation Right shall occur as of the date the Committee determines. Each Stock Appreciation Right granted under the Plan shall be evidenced by an Agreement, which shall embody the terms and conditions of such Stock Appreciation Right and which shall be subject to the terms and conditions set forth in the Plan.

7.3 Terms and Conditions. Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined by the Committee, including the following:

     (a) Period and Exercise. The term of a Stock Appreciation Right shall be established by the Committee. If granted in conjunction with a Stock Option, the Stock Appreciation Right shall have a term which is the same as the Option Period and shall be exercisable only at such time or times and to the extent the related Stock Options would be exercisable in accordance with the provisions of Article VI. A Stock Appreciation Right which is granted on a stand alone basis shall be for such period and shall be exercisable at such times and to the extent provided in an Agreement, but shall be for a term not to exceed the term set forth in the last sentence of Section 6.3(a). Stock Appreciation Rights shall be exercised by the Participant's giving written notice of exercise on a form provided by the Committee (if available) to the Company specifying the portion of the stock Appreciation Right to be exercised.

     (b) Amount. Upon the exercise of a Stock Appreciation Right, a Participant shall be entitled to receive an amount in cash, Common Shares, or both, as determined by the Committee or as otherwise permitted in an Agreement equal in value to the excess of the Fair Market Value per Common Share over the Option Price per Common Share specified in the related Agreement multiplied by the number of shares in respect of which the Stock Appreciation Right shall have been exercised. In the case of a Stock Appreciation Right granted on a stand alone basis, the Agreement shall specify the value to be used in lieu of the Option Price per Common
Share. The aggregate Fair Market Value of the Common Shares shall be determined as of the date of exercise of such Stock Appreciation Right.

     (c) Special Rules. In the case of Stock Appreciation Rights relating to Stock Options held by Participants who are actually or potentially subject to Section 16(b) of the Exchange Act:

          (i) the Committee may require that such Stock
Appreciation Rights be exercised only in accordance with the applicable "window period" provisions of Rule 16b-3;

          (ii) the Committee may provide that the amount to be paid upon exercise of such Stock Appreciation Rights (other than those relating to Incentive Stock Options) during a Rule 16b-3 "window period" shall be based on the highest mean sales price of the Common Shares on the principal exchange on which the Common Shares are traded, NASDAQ/NMS, NASDAQ Small Cap Market or other relevant market for determining value on any day during such "window period"; and

          (iii) no Stock Appreciation right shall be exercisable during the first six months of its term.

     (d) Non-transferability of Stock Appreciation Rights.  Stock
Appreciation rights shall be transferable only when and to the extent that a Stock Option would be transferable under the Plan unless otherwise provided in an Agreement.

     (e) Termination. A Stock Appreciation Right shall terminate at such time as a Stock Option would terminate under the Plan, unless otherwise provided in an Agreement.

     (f) Effect on Shares Under the Plan. Upon the exercise of a Stock Appreciation Right, the Stock Option or part thereof to which such Stock Appreciation Right is related shall be deemed to have been exercised for the purpose of the limitation set forth in
Section 4.2 on the number of Common Shares to be issued under the Plan, but only to the extent of the number of Common Shares covered by the Stock Appreciation Right at the time of exercise based on the value of the Stock Appreciation Right at such time as determined in accordance with Section 7.3(b) hereof.

     (g) Incentive Stock Option. A Stock Appreciation Right granted in tandem with an Incentive Stock Option shall not be exercisable unless the Fair Market Value of the Common Shares on the date of exercise exceeds the Option Price. In no event shall any amount paid pursuant to the Stock Appreciation Right exceed the difference between the Fair Market Value on the date of exercise and the Option Price.


                            ARTICLE VIII

                    CHANGE IN CONTROL PROVISIONS

8.1 Impact of Event. Notwithstanding any other provision of the Plan to the contrary, in the event of a Change in Control (as defined in Section 8.2) the Committee, in its sole discretion, may determine:

     (a) that any Stock Appreciation Rights and Stock Options outstanding as of the date such Change in Control is determined to have occurred and not then exercisable shall become fully exercisable to the full extent of the original; or

     (b) with respect to Awards outstanding as of the date of such Change in Control, to substitute or assume for such Awards a corresponding new Award under the plan of the acquired corporation, provided that (a) the excess of the aggregate Fair Market Value of shares subject to the Award immediately after the substitution or assumption above the aggregate award price of such new Shares is not more than the similar excess subject to the Award immediately before such substitution and (b) the new Award does not give the Participant additional benefits, including any extension of the exercise period, all in accordance with Section 424(a) of the Code.

     Notwithstanding any other provision of the Plan, in the event of a Change in Control, unless the Committee shall provide otherwise in an Agreement, a Participant shall have the right, whether or not the Award is fully exercisable or may be otherwise realized by the Participant by giving notice during the 60-day period from and after a Change in Control to the Company, to elect to surrender all or part of the Award to the Company and to receive cash, within 30 days of such notice, in an amount equal to the amount by which the "Change in Control Price" (as defined in Section 8.3) per Common Share on the date of such election shall exceed the amount which the Participant must pay to exercise the Award per Common Share under the Award (the "Spread") multiplied by the number of Common Shares granted under the Award as to which the right granted hereunder shall have been exercised; provided, however, that if the end of such 60-day period from and after a Change in Control is within six months of the date of grant of the Award held by a Participant who is an officer or director of the Company (within the meaning of Section 16(b) of the Exchange
Act), such Award shall be cancelled in exchange for a cash payment to the Participant, effected on the day which is six months and one day after the date of grant of such Award, equal to the Spread multiplied by the number of Common Shares granted under the Award. With respect to any Participant who is an officer or director of the Company (within the meaning of Section 16(b) of the Exchange
Act), the 60-day period shall be extended, if necessary, to include the "window period" of Rule 16(b)-3 which first commences on or after the date of the Change in Control, and the Committee shall have sole discretion to approve the Participant's exercise hereunder.

8.2 Definition of Change in Control. For purposes of the Plan, a "Change in Control" shall mean the happening of any of the following events:

     (a) (i) An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a "Person") of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of the then outstanding Common Shares of the Company (the "Outstanding Company Common Shares") or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities") or (ii) the approval by the shareholders of the Company of a reorganization, merger, consolidation, complete liquidation or dissolution of the Company, the sale or disposition of all or substantially all of the assets of the Company or similar corporate transaction (in each case referred to in this Section 8.2 as a "Corporate Transaction") or, if consummation of such Corporate Transaction is subject, at the time of such approval by shareholders, to the consent of any government or governmental agency, the obtaining of such consent (either explicitly or implicitly); provided such acquisition of beneficial ownership or such Corporation Transaction would result in any person (other than the beneficial holders of the Outstanding Common Shares immediately prior to the Corporate Transaction) beneficially owning (within the meaning of Rule 13d-3 promulgated under the Exchange Act) following the acquisition or Corporate Transaction 25% or more of the Outstanding Company Common Shares or 25% or more of the Outstanding Company Voting Securities; excluding, however any acquisition by any subsidiary of the Company or by an employee benefit plan (or related trust) sponsored or maintained by the Company or an Affiliate; or

     (b) A change in the composition of the Board such that the individuals who constitute the Board (such Board shall be hereinafter referred to as the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this Section 8.2(b), that any individual who becomes a member of the Board subsequent to the Effective Date of the Plan, whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; provided, further, however that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board.

     (c) Change in Control Price. For purposes of the Plan, "Change in Control Price" means the higher of (a) the highest reported sales price of a Common Share in any transaction reported on the principal exchange on which such shares are listed or on NASDAQ/NMS or NASDAQ Small Cap Market during the 60-day period prior to and including the date of a Change of Control or (b) if the Change in Control is the result of a tender or exchange offer or a Corporate Transaction, the highest price per Common Share paid in such tender or exchange offer or a Corporate Transaction, except that, in the case of Incentive Stock Options and Stock Appreciation Rights relating to Incentive Stock Options, such price shall be based only on the Fair Market Value of the Common Shares on the date such Incentive Stock Option is exercised. To the extent that the consideration paid in any such transaction described above consists all or in part of securities or other non-cash consideration, the value of such securities or other non-cash consideration shall be determined in the sole discretion of the Committee.

                          ARTICLE IX

                        MISCELLANEOUS

9.1 Amendments and Termination. The Board may amend, alter, or discontinue the Plan at any time, but no amendment, alteration or discontinuation shall be made which would (a) impair the rights of a Participant under a Stock Option or Stock Appreciation Right theretofore granted without the Participant's consent, except such an amendment made to cause the Plan to qualify for the exemption provided by Rule 16b-3 or (b) disqualify the Plan from the exemption provided by Rule 16b-3. In addition, no such amendment shall be made without the approval of the Company's shareholders to the extent such approval is required by law, the Plan or agreement.

     The Committee may amend the Plan at any time provided that (a) no amendment shall impair the rights of any Participant under any Award theretofore granted without the Participant's consent, (b) no amendment shall disqualify the Plan from the exemption provided by Rule 16b-3, and (c) any amendment shall be subject to the approval or rejection of the Board.

     The Committee may amend the terms of any Award theretofore granted, prospectively or retroactively, but no such amendment shall impair the rights of any Participant without the Participant's consent, except such an amendment made to cause the Plan or Award to qualify for the exemption provided by Rule 16b-3. The Committee may also substitute new Stock Options or Stock Appreciation Rights for previously granted Stock Options or Stock Appreciation Rights, including previously granted Stock Options or Stock Appreciation Rights having higher Option Prices but no such substitution shall be made which would impair the rights of Participants under such Stock Option or Stock Appreciation Right theretofore granted without the Participant's Consent.

     Subject to the above provisions, the Board shall have authority to amend the Plan to take into account changes in law and tax and accounting rules, as well as other developments and to grant Awards which qualify for beneficial treatment under such rules without shareholder approval.

9.2 Unfunded Status of Plan. It is intended that the Plan be an "unfunded" plan for incentive and deferred compensation purposes.

The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Shares or make payments; provided, however, that unless the Committee otherwise determines, the existence of such trusts or other arrangements is consistent with the "unfunded" status of the Plan.

9.3  General Provisions.

     (a) Representation. The Committee may require each person purchasing or receiving shares pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to the distribution thereof. The certificates for such shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfers.

     (b) No Additional Obligation. Nothing contained in the Plan shall prevent the Company or an Affiliate from adopting other or additional compensation arrangements for its employees.

     (c) Withholding. No later than the date as of which an amount first becomes includable in the gross income of the Participant for Federal income tax purposes with respect to any Award, the Participant shall pay to the Company (or other entity identified by the Committee), or make arrangements satisfactory to the Company or other entity identified by the Committee regarding the payment of, any Federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount required in order for the Company or an Affiliate to obtain a current deduction. Unless otherwise determined by the Committee, withholding obligations may be settled with Common Shares, including Common Shares that are part of the Award that gives rise to the withholding requirement provided that any applicable requirements under Section 16 of the Exchange Act are satisfied. The obligations of the Company under the Plan shall be conditioned on such payment or arrangements, and the Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participant.

     (d) Representation. The Committee shall establish such procedures as it deems appropriate for a Participant to designate a Representative to whom any amounts payable in the event of the Participant's death are to be paid.

     (e) Controlling Law. The Plan and all Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of New York (other than its laws respecting choice of law). The Plan shall be construed to comply with all applicable law, and to avoid liability to the Company, an Affiliate or a Participant, including, without limitation, liability under Section 16(b) of the Exchange Act.

     (f) Offset. Any amounts owed to the Company or an Affiliate by a Participant of whatever nature may be offset by the Company from the value of any Common Shares, cash or other item of value under the Plan or an Agreement to be transferred to the Participant, and no Common Shares, cash or other item of value under the Plan or an Agreement shall be transferred unless and until all disputes between the Company and the Participant have been fully and finally resolved and the Participant has waived all claims to such against the Company or an Affiliate.

     (g) Limited Transfer During Offering. In the event there is an effective registration statement under the Securities Act pursuant to which Common Shares shall be offered for sale in an underwritten offering, a Participant shall not, during the period requested by the underwriters managing the registered public offering, effect any public sale or distribution of Common Shares issued directly or indirectly pursuant to an Award.

     (h) Committee Discretion. The Committee may in its discretion include in any Agreement an obligation that the Company purchase a Participant's Common Shares received upon the exercise of an Award (including the repurchase of any unexercised Options which have not expired), or may obligate a Participant to sell Common Shares to the Company upon such terms and conditions as the Committee may determine and set forth in an Agreement.

      (i) No Company Obligation. Except as required by law, neither the Company, nor any Affiliate, shall have any duty or obligation to affirmatively disclose to a record or beneficial holder of Common Shares or an Option, and such record or beneficial holders shall have no right to be advised of, any material information regarding the Company or an Affiliate at any time prior to, upon or in connection with the exercise of an Award or the Company's purchase of Common Shares or an Award from such holder in accordance with the terms hereof. The Company shall have no duty or obligation to register the Common Shares.

     (j) Transfer of Shares. A Participant may at any time make a transfer of Common Shares received pursuant to the exercise of an Award to his parents, spouse or descendants or to any trust for the benefit of the foregoing or to a custodian under a uniform gifts to minors act or similar statute for the benefit of any of the Participant's descendants. Any transfer of shares received pursuant to the exercise of an Award shall not be permitted or valid unless and until the transferee agrees to be bound by the provisions of the Plan, and any provision respecting Common Shares under the Agreement; provided however, that "Termination of Employment" shall continue to refer to the Termination of Employment of the Participant.

9.4 Mitigation of Excise Tax. If any payment or right accruing to a Participant under the Plan (without the application of this Section 9.4), either alone or together with other payments or rights accruing to the Participant from the Company or an Affiliate ("Total Payments") would constitute a "parachute payment" (as defined in Section 280G of the Code and regulations thereunder), such payment or right shall be reduced to the largest amount or greatest right that will result in no portion of the amount payable or right accruing under the Plan being subject to an excise tax under Section 4999 of the Code or being disallowed as a deduction under Section 280G of the Code. The determination of whether any reduction in the rights or payments under the Plan is to apply shall be made by the Committee in good faith after consultation with the Participant, and such determination shall be conclusive and binding on the Participant. The Participant shall cooperate in good faith with the Committee in making such determination and providing the necessary information for this purpose. The foregoing provisions of this Section 9.4 shall apply with respect to any person only if, after reduction for any applicable federal excise tax imposed by Section 4999 of the Code and federal income tax imposed by the Code, the Total Payments accruing to such person would be less than the amount of the Total Payments as reduced, if applicable, under the foregoing provisions of the Plan and after reduction for only federal income taxes.


9.5 Rights with Respect to Continuation of Employment. Nothing contained herein shall be deemed to alter the relationship between the Company or an Affiliate and a Participant, or the contractual relationship between a Participant and the Company or an Affiliate if there is a written contract regarding such relationship.
Nothing contained herein shall be construed to constitute a contract of employment between the Company or an Affiliate and a Participant. The Company or an Affiliate and each of the Participants continue to have the right to terminate the employment or service relationship at any time for any reason, except as provided in a written contract. The Company or an Affiliate shall have no obligation to retain the Participant in its employ or service as a result of the Plan. There shall be no inference as to the length of employment or service hereby, and the Company or an Affiliate reserves the same rights to terminate the Participant's employment or service as existed prior to the individual becoming a Participant in the Plan.

9.6 Awards in Substitution for Awards Granted by Other Corporations. Awards may be granted under the Plan from time to time in substitution for awards held by employees, directors or service providers of other corporations who are about to become officers, directors or employees of the Company or an Affiliate as the result of a merger or consolidation of the employing corporation with the Company or an Affiliate, or the acquisition by the Company or an Affiliate of the assets of the employing corporation, or the acquisition by the Company or Affiliate of the stock of the employing corporation, as the result of which it becomes a designated employer under the Plan. The terms and conditions of the Awards so granted may vary from the terms and conditions set forth in the Plan at the time of such grant as the majority of the members of the Committee may deem appropriate to conform, in whole or in part, to the provisions of the awards in substitution for which they are granted.

9.7 Procedure for Adoption. Any Affiliate of the Company may by resolution of such Affiliate's board of directors, with the consent of the Board of Directors and subject to such conditions as may be imposed by the Board of Directors, adopt the Plan for the benefit of its employees as of the date specified in the board resolution.

9.8 Procedure for Withdrawal. Any Affiliate which has adopted the Plan may, by resolution of such Affiliate's board of directors, with the consent of the Board and subject to such conditions as may be imposed by the Board of Directors, terminate its adoption of the Plan.

9.9 Delay. If at the time a Participant incurs a Termination of Employment (other than for Cause) or if at the time of a Change in Control, the Participant is subject to "short-swing" liability under Section 16 of the Exchange Act, any time period provided for under the Plan or an Agreement shall be suspended and delayed during the period the Participant would be subject to such liability, but not more than six (6) months and one (1) day and not to exceed the Option Period, or the period for exercise of a Stock Appreciation Right as provided in the Agreement, whichever is shorter. The Company shall have the right to suspend or delay any time period described in the Plan or an Agreement if the Committee shall determine that the action may constitute a violation of any law or result in liability under any law to the Company, an Affiliate or a shareholder of the Company until such time as the action required or permitted shall not constitute a violation of law or result in liability to the Company, an Affiliate or a shareholder of the Company. The Committee shall have the discretion to suspend the application of the provisions of the Plan required solely to comply with Rule 16b-3 if the Committee shall determine that Rule 16b-3 does not apply to the Plan.

9.10 Headings. The headings contained in the Plan are for reference purposes only and shall not affect the meaning or interpretation of the Plan.

9.11 Severability. If any provision of the Plan shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not effect any other provision hereby, and the Plan shall be construed as if such invalid or unenforceable provision were omitted.

9.12 Successors and Assigns. The Plan shall inure to the benefit of and be binding upon each successor and assign of the Company. All obligations imposed upon a Participant, and all rights granted to the Company hereunder, shall be binding upon the Participant's heirs, legal representatives and successors and permitted assigns.

9.13 Entire Agreement. The Plan and the Agreement constitute the entire agreement with respect to the subject matter hereof and thereof, provided that in the event of any inconsistency between the Plan and the Agreement, the terms and conditions of the Plan shall control.